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                                                                     EXHIBIT 8.1




                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                            New York, New York 10019
                                 (212) 424-8000



                                     November 15, 2002



Atlantic City Electric Transition Funding LLC
P.O. Box 15597
Wilmington, Delaware  19850-5597

          Re: ACE Transition Funding LLC

Ladies and Gentlemen:

          We have acted as special federal income tax counsel to Atlantic City Electric Company, a New Jersey corporation ("ACE"), and to Atlantic City Electric Transition Funding LLC, a Delaware limited liability company (the "Issuer"), in connection with the Registration Statement on Form S-3 (Registration No. 333-59558), as amended (the "Registration Statement"), filed by the Issuer with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to transition bonds (the "Transition Bonds") of the Issuer to be offered from time to time as described in the prospectus and the prospectus supplement (such prospectus and prospectus supplement collectively herein referred to as the "Prospectus") included as part of the Registration Statement.

          You have requested our opinion regarding certain federal income tax consequences relating to the issuance of the Transition Bonds. Capitalized terms used in this letter and not defined herein have the meanings assigned to them in the form of indenture filed as Exhibit 4.1 to the Registration Statement.

          In formulating our opinions in this letter, we have reviewed (i) the Registration Statement, (ii) the Prospectus, (iii) the Indenture, (iv) the Issuer LLC Agreement, (v) the Underwriting Agreement, (vi) the Sale Agreement,
(vii) the Servicing Agreement, (viii) the private letter ruling dated July 31, 2001 received by ACE from the Internal Revenue Service (the "ACE Private Letter Ruling"), (ix) the New Jersey Electric Discount and Energy Competition Act, (x) the bondable stranded costs rate order of the BPU in favor of ACE dated September 20, 2002, and (xi) such other certificates, records, and other documents as we have deemed necessary or appropriate to enable us to render our opinion set forth below.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or


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Atlantic City Electric Transition Funding LLC
November 15, 2002
Page 2


other copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements, representations, and certifications of officers and other representatives of the Issuer, ACE, the Underwriters and others.

          In rendering our opinions in this letter, we have assumed that the transactions described in or contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions. Our opinion is also based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings, judicial decisions and other applicable authorities, including the ACE Private Letter Ruling, all as in effect as of the date hereof. The statutory provisions, regulations and interpretations on which our opinion is based are subject to change, possibly retroactively.

          We also note that the Prospectus and the Underwriting Agreement do not relate to a specific transaction. Accordingly, the federal income tax consequences may, under certain circumstances, require modification in the context of an actual transaction.

          Subject to the foregoing, under current law and based upon the facts, assumptions and qualifications contained herein, it is our opinion that:

     1. the discussion set forth in the Prospectus under the captions "Material Income Tax Matters for the Transition Bonds" and "Material Income Tax Matters for U.S. Holders of Series 2002-1 Floating Rate Bonds" fairly summarizes in all material respects the United States federal income tax consequences of the purchase, ownership and disposition of the Transition Bonds under existing law subject to the qualifications and conditions set forth therein;

     2. the Issuer will not be subject to United States federal income tax as an entity separate from ACE;

     3. the Transition Bonds will be treated as debt obligations of ACE for United States federal income tax purposes;

     4. the issuance of the Transition Bonds will not result in gross income to ACE; and

     5. the issuance of the Financing Order will not result in gross income to ACE.

          The opinions we express herein are limited solely to matters governed by the federal income tax laws of the United States. Our opinion is provided solely to you as a legal opinion only, and not as a guaranty or warranty, and is limited to the specific transactions, documents, and matters described above. No opinion may be inferred, and none is intended to be implied, beyond those which are expressly stated in this letter. Further, we disclaim any obligation to update this opinion for events occurring or coming to our attention after the date hereof.


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Atlantic City Electric Transition Funding LLC
November 15, 2002
Page 3


          We are furnishing this opinion to you solely for your benefit in connection with the offering of the Transition Bonds and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose or by any other person without our express written consent. However, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to LeBoeuf, Lamb, Greene & MacRae, L.L.P. under the captions "Legal Matters" in the Prospectus and "Material Income Tax Matters for the Transition Bonds" in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                     Very truly yours,




                                     /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.